Exhibit 99.1

PRESS RELEASE

For more information contact:                      FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

2008 EARNINGS PER SHARE UP 24.3% AT BAR HARBOR BANKSHARES

BAR HARBOR, Maine (February 2, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Alternext US: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced record net income of $8.6 million for the year ended December 31, 2008, or fully diluted earnings per share of $2.86, compared with $7.2 million or fully diluted earnings per share of $2.30 for the year ended December 31, 2007, representing increases of $1.5 million and $0.56 or 20.3% and 24.3%, respectively. The return on average shareholders’ equity amounted to 13.21%, compared with 11.40% in 2007.

The Company also announced net income of $2.3 million for the quarter ended December 31, 2008, or fully diluted earnings per share of $0.78, compared with $1.8 million or fully diluted earnings per share of $0.58 for the same quarter in 2007, representing increases of $503 thousand and $0.20, or 28.1% and 34.5%, respectively. The annualized return on average shareholders’ equity amounted to 14.58%, compared with 11.04% for the same quarter in 2007.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Despite the deepening economic recession and well publicized problems being suffered by a large segment of the banking and financial services industry, 2008 marked a remarkably successful year for Bar Harbor Bankshares. We are delighted to report record earnings and earnings per share, solid earning asset and retail deposit growth, and a strong financial condition."

Mr. Murphy continued his remarks by saying, "During the course of 2008, the Bank enjoyed an expanding net interest margin and a significant increase in net interest income, which was the primary driver underlying the Company’s excellent earnings performance. Considering the fierce competition for loans and deposits, we are also pleased to report loan portfolio growth of $54 million, all of which was funded with retail deposit growth. Among the many issues the banking industry has experienced, as a whole, is a serious deterioration in credit quality. We are pleased to report that, as of year-end, the Bank’s non-performing loans remained at relatively low levels, representing 0.70% of total loans. Our disciplined approach to underwriting loans is serving us well during the current economic downturn, as we have historically not sacrificed credit quality for higher loan yields and higher levels of earning asset growth."

In concluding, Mr. Murphy added, "Economic conditions nationally and locally have deteriorated and are expected to deteriorate further as this recession and the historic disruption in the financial markets continues to unfold. While the weaknesses in the national economy have not surfaced in coastal Maine to the same extent as in most other parts of the United States, we must assume that some aspects of the overall economic downturn will continue to affect the economy in our markets as well. Considering the Company’s strong balance sheet, liquidity position, earnings fundamentals and capitalization, we believe we are well positioned to navigate our way through the many uncertainties that lie ahead for the banking industry through 2009 and beyond."

Financial Condition

Assets: Total assets ended the year at $972 million, representing an increase of $83 million, or 9.3%, compared with December 31, 2007. This increase was principally attributed to the growth of the Bank’s loan portfolio.

Loans: Total loans ended the year at $634 million, representing an increase of $54 million, or 9.3%, compared with December 31, 2007. Business loans, which are typically the Bank’s highest yielding assets and most profitable relationships, led the overall growth of the loan portfolio. Residential mortgage loan originations slowed during 2008, reflecting softening real estate markets in many of the communities served by the Bank, combined with market interest rates that continued at elevated levels. With the recent and significant decline in residential mortgage loan interest rates, Bank management anticipates a meaningful increase in residential mortgage loan origination activity in 2009.

Credit Quality: The Bank’s non-performing loans ended the year at relatively low levels, representing $4.4 million or 0.70% of total loans, compared with $2.1 million, or 0.36% at December 31, 2007.

The Bank’s loan loss experience increased during 2008, with net loan charge-offs amounting to $1.3 million, or net charge-offs to average loans outstanding of 0.21%, compared with $238 thousand, or net charge-offs to average loans outstanding of 0.04%, in 2007. Two problem loans accounted for $1.1 million, or 84.7%, of total net charge-offs in 2008.

For the year ended December 31, 2008, the Bank recorded a provision for loan losses (the "provision") of $2.0 million, representing an increase of $1.5 million compared with 2007. In the fourth quarter of 2008 the Bank recorded a provision of $326 thousand, representing an increase of $117 thousand compared with the same quarter in 2007. The increases in the provision were largely attributed to the increase in net loan charge-offs, growth in the loan portfolio, generally declining real estate values in many of the markets served by the Bank, and other qualitative and environmental considerations.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the loan portfolio and adequate to provide for estimated probable losses. At December 31, 2008 the allowance stood at $5.4 million, representing an increase of $703 thousand or 14.8% compared with year end 2007. At December 31, 2008, the allowance expressed as a percentage of total loans stood at 86 basis points, up from 82 basis points at year end 2007.

Securities: During 2008 the Bank’s securities portfolio continued to serve as a key contributor to earnings. The securities portfolio is primarily comprised of mortgage-backed securities issued by U.S. government agencies, U.S. government-sponsored enterprises, and other private label issuers. The securities portfolio also includes tax-exempt obligations of state and political subdivisions, and obligations of other U.S. government-sponsored enterprises. At December 31, 2008, the securities portfolio did not contain any pools of sub-prime mortgage-backed securities, collateralized debt obligations, or commercial mortgage-backed securities. Additionally, the Bank did not own any equity securities or have any corporate debt exposure in its securities portfolio, nor did it own any perpetual preferred stock in Federal Home Loan Mortgage Corporation ("FHLMC") or Federal National Mortgage Association ("FNMA"), or any interests in pooled trust preferred securities or auction rate securities.

Total securities ended the year at $291 million, representing an increase of $26 million, or 9.8%, compared with December 31, 2007.

Deposits: In 2008, the most significant funding source for the Bank’s earning assets continued to be retail deposits, gathered through its network of twelve banking offices throughout downeast and midcoast Maine. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the year at $578 million, representing an increase of $39 million or 7.2% compared with December 31, 2007. Total retail deposits ended the year at $490 million, up $54 million or 12.5% compared with year end 2007. Retail deposit growth was principally attributed to time deposits, with NOW accounts and savings and money market accounts also posting increases.

Brokered deposits obtained from the national market ended the year at $89 million, representing a decline of $15 million or 14.6% compared with year end 2007.

Borrowings: Total borrowings ended the year at $324 million, representing an increase of $45 million, or 16.2%, compared with December 31, 2007. The increase in borrowings was principally used to fund the growth of the Bank’s securities portfolio and, to a lesser extent, reduce the Bank’s dependence on higher cost and more volatile brokered deposits.

Capital: Consistent with its long-term strategy of conservative capital management, at December 31, 2008 the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. At December 31, 2008, the Bank’s Tier I Leverage, Tier I Risk-based, and Total Bisk-based capital ratios were 6.74%, 10.15% and 11.80%, respectively. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively.

In January 2009, the Company announced the issuance and sale of $18.751 million in fixed rate cumulative perpetual preferred stock to the U.S. Treasury in connection with its participation in the U.S. Treasury’s Capital Purchase Program ("CPP"). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, well-capitalized banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets. The investment by the U.S. Treasury through the CPP increases the Company’s already strong Tier I Leverage, Tier I Risk-based and Total Risk-based capital ratios by approximately 200, 300 and 300 basis points, respectively.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the fourth quarter of 2008, representing an increase of $0.015 per share, or 6.1%, compared with the dividend paid for the same quarter in 2007.

Total regular cash dividends paid by the Company in 2008 amounted to $1.02 per share of common stock, compared with $0.955 in 2007, representing an increase of $0.065, or 6.8%

The Company’s Board of Directors recently declared a first quarter 2009 regular cash dividend of $0.26 per share of common stock, compared with $0.25 for the same quarter in 2007, representing an increase of $0.01 or 4.0%.

Results of Operations

Net Interest Income: For the year ended December 31, 2008, net interest income on a fully tax-equivalent basis amounted to $28.1 million, representing an increase of $4.5 million, or 19.2%, compared with 2007. In the fourth quarter of 2008, net interest income on a fully tax-equivalent basis amounted to $7.5 million, representing an increase of $1.2 million, or 19.2%, compared with the same quarter in 2007.

The increases in net interest income were principally attributed to an improved net interest margin, combined with 2008 average earning asset growth of $87.5 million or 10.8%. The decline in short-term interest rates over the past fifteen months favorably impacted the Bank’s net interest margin, as the cost of interest bearing liabilities declined faster and to a greater degree than the decline in earning asset yields.

For the year ended December 31, 2008, the fully tax-equivalent net interest margin amounted to 3.13%, representing an improvement of 22 basis points compared with 2007. In the fourth quarter of 2008, the fully tax equivalent net interest margin amounted to 3.21%, representing an improvement of 24 basis points compared with the same quarter in 2007.

Non-interest Income: For the year ended December 31, 2008, total non-interest income amounted to $7.9 million, representing an increase of $1.9 million or 32.7%, compared with 2007. In 2007, the Bank restructured a portion of its securities portfolio, recording net securities losses of $671 thousand, whereas in 2008 the Bank recorded securities gains of $604 thousand. Total non-interest income also includes a $313 thousand gain recorded in the first quarter of 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering.

For the year ended December 31, 2008, trust and other financial services fees were up $178 thousand, or 7.6%, compared with 2007.

Non-interest Expense: For the year ended December 31, 2008, total non-interest expense amounted to $20.6 million, representing an increase of $2.4 million or 13.2%, compared with 2007.

The increase in non-interest expense was largely attributed to the settlement of the Company’s limited postretirement program in the first quarter of 2007, which reduced that reporting period’s non-interest expense by $832 thousand. The increase in non-interest expense was also attributed to higher levels of salaries and employee benefits, which were up $1.5 million or 16.5% compared with 2007. The increase in salaries and employee benefits was attributed to a variety of factors including: strategic additions to staff; normal increases in base salaries and employee benefits; higher levels of employee incentive compensation; and certain employee severance payments.

Income Taxes: For the year ended December 31, 2008, total income taxes amounted to $3.9 million, representing an increase of $836 thousand, or 27.7%, compared with 2007. The Company’s effective tax rate amounted to 30.9% in 2008, compared with 29.7% in 2007.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2008	12/31/2007	2008	2007

Total assets	$972,414	$889,472	$952,658	$870,134
Total securities	290,649	264,617	283,831	252,721
Total loans	633,603	579,711	628,848	571,476
Allowance for loan losses	5,446	4,743	5,366	4,642
Total deposits	578,193	539,116	558,518	528,413
Borrowings	323,903	278,853	296,430	273,043
Shareholders' equity	65,484	65,974	62,565	64,339

	Three Months Ended		Year-ended
Results of Operations	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Interest and divident income	$ 13,484	$ 13,477	$ 53,594	$ 51,809
Interest expense	6,245	7,365	26,403	28,906
Net interest income	7,239	6,112	27,191	22,903
Provision for loan losses	326	209	1,995	456
Net interest income after provision for loan losses	6,913	5,903	25,196	22,447

Non-interest income	1,662	1,630	7,867	5,929
Non-interest expense	5,266	5,055	20,600	18,201
Income before income taxes	3,309	2,478	12,463	10,175
Income taxes	1,016	688	3,856	3,020

Net income	$ 2,293	$ 1,790	$ 8,607	$ 7,155

Earnings per share:
Basic	$ 0.79	$ 0.59	$ 2.92	$ 2.36
Diluted	$ 0.78	$ 0.58	$ 2.86	$ 2.30

Cash dividends per share	$ 0.260	$ 0.245	$ 1.020	$ 0.955

Return on Average Equity	14.58%	11.04%	13.21%	11.40%
Return on Average Assets	0.96%	0.82%	0.93%	0.85%

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